Filed Pursuant to Rule 433

File No. 333-221941

FINAL TERM SHEET

Dated June 20, 2018

WALMART INC.

$750,000,000 Floating Rate Notes Due 2020

$750,000,000 Floating Rate Notes Due 2021

$1,250,000,000 2.850% Notes Due 2020

$1,750,000,000 3.125% Notes Due 2021

$2,750,000,000 3.400% Notes Due 2023

$1,500,000,000 3.550% Notes Due 2025

$2,750,000,000 3.700% Notes Due 2028

$1,500,000,000 3.950% Notes Due 2038

$3,000,000,000 4.050% Notes Due 2048

Name of Issuer:	Walmart Inc. (“Walmart”)

Title of Securities:	Floating Rate Notes Due 2020 (“2020 FRN Notes”)

Floating Rate Notes Due 2021 (“2021 FRN Notes”)

2.850% Notes Due 2020 (“2020 Fixed Rate Notes”)

3.125% Notes Due 2021 (“2021 Fixed Rate Notes”)

3.400% Notes Due 2023 (“2023 Notes”)

3.550% Notes Due 2025 (“2025 Notes”)

3.700% Notes Due 2028 (“2028 Notes”)

3.950% Notes Due 2038 (“2038 Notes”)

4.050% Notes Due 2048 (“2048 Notes” and, collectively with the 2020 Fixed Rate Notes, the 2021 Fixed Rate Notes, the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes, the “Fixed Rate Notes”, and the Fixed Rate Notes, collectively with the 2020 FRN Notes and the 2021 FRN Notes, the “Notes”)

Aggregate Principal Amount:	$750,000,000 (2020 FRN Notes)

$750,000,000 (2021 FRN Notes)

$1,250,000,000 (2020 Fixed Rate Notes)

$1,750,000,000 (2021 Fixed Rate Notes)

$2,750,000,000 (2023 Notes)

$1,500,000,000 (2025 Notes)

$2,750,000,000 (2028 Notes)

$1,500,000,000 (2038 Notes)

$3,000,000,000 (2048 Notes)

Issue Price (Price to Public):	100.000% of principal amount (2020 FRN Notes)

100.000% of principal amount (2021 FRN Notes)

99.969% of principal amount (2020 Fixed Rate Notes)

99.995% of principal amount (2021 Fixed Rate Notes)

99.973% of principal amount (2023 Notes)

99.712% of principal amount (2025 Notes)

99.694% of principal amount (2028 Notes)

98.963% of principal amount (2038 Notes)

98.699% of principal amount (2048 Notes)

Maturity Date:	June 23, 2020 (2020 FRN Notes)

June 23, 2021 (2021 FRN Notes)

June 23, 2020 (2020 Fixed Rate Notes)

June 23, 2021 (2021 Fixed Rate Notes)

June 26, 2023 (2023 Notes)

June 26, 2025 (2025 Notes)

June 26, 2028 (2028 Notes)

June 28, 2038 (2038 Notes)

June 29, 2048 (2048 Notes)

Coupon (Interest Rate):	3 Month LIBOR (Reuters LIBOR01) plus 4 basis points (2020 FRN Notes)

3 Month LIBOR (Reuters LIBOR01) plus 23 basis points (2021 FRN Notes)

2.850% (2020 Fixed Rate Notes)

3.125% (2021 Fixed Rate Notes)

3.400% (2023 Notes)

3.550% (2025 Notes)

3.700% (2028 Notes)

3.950% (2038 Notes)

4.050% (2048 Notes)

Benchmark Treasury:	N/A (2020 FRN Notes)

N/A (2021 FRN Notes)

2.500% due May 31, 2020 (2020 Fixed Rate Notes)

2.625% due June 15, 2021 (2021 Fixed Rate Notes)

2.750% due May 31, 2023 (2023 Notes)

2.875% due May 31, 2025 (2025 Notes)

2.875% due May 15, 2028 (2028 Notes)

3.000% due February 15, 2048 (2038 Notes)

3.000% due February 15, 2048 (2048 Notes)

Spread to Benchmark Treasury:	N/A (2020 FRN Notes)

N/A (2021 FRN Notes)

+30 basis points (2020 Fixed Rate Notes)

+45 basis points (2021 Fixed Rate Notes)

+60 basis points (2023 Notes)

+70 basis points (2025 Notes)

+80 basis points (2028 Notes)

+95 basis points (2038 Notes)

+105 basis points (2048 Notes)

Benchmark Treasury Price and Yield:	N/A (2020 FRN Notes)

N/A (2021 FRN Notes)

92-28; 2.566% (2020 Fixed Rate Notes)

99-27 1⁄4; 2.677% (2021 Fixed Rate Notes)

99-23 3⁄4; 2.806% (2023 Notes)

99-27+; 2.897% (2025 Notes)

99-15; 2.937% (2028 Notes)

98-17; 3.076% (2038 Notes)

98-17; 3.076% (2048 Notes)

Yield to Maturity:	N/A (2020 FRN Notes)

N/A (2021 FRN Notes)

2.866% (2020 Fixed Rate Notes)

3.127% (2021 Fixed Rate Notes)

3.406% (2023 Notes)

3.597% (2025 Notes)

3.737% (2028 Notes)

4.026% (2038 Notes)

4.126% (2048 Notes)

Interest Payment Dates:	Interest will accrue from June 27, 2018.

Interest on the 2020 FRN Notes will be payable quarterly on March 23, June 23, September 23 and December 23 of each year, beginning on September 23, 2018.

Interest on the 2021 FRN Notes will be payable quarterly on March 23, June 23, September 23 and December 23 of each year, beginning on September 23, 2018.

Interest on the 2020 Fixed Rate Notes will be payable semi-annually on June 23 and December 23 of each year, beginning on December 23, 2018.

Interest on the 2021 Fixed Rate Notes will be payable semi-annually on June 23 and December 23 of each year, beginning on December 23, 2018.

Interest on the 2023 Notes will be payable semi-annually on June 26 and December 26 of each year, beginning on December 26, 2018.

Interest on the 2025 Notes will be payable semi-annually on June 26 and December 26 of each year, beginning on December 26, 2018.

Interest on the 2028 Notes will be payable semi-annually on June 26 and December 26 of each year, beginning on December 26, 2018.

Interest on the 2038 Notes will be payable semi-annually on June 28 and December 28 of each year, beginning on December 28, 2018.

Interest on the 2048 Notes will be payable semi-annually on June 29 and December 29 of each year, beginning on December 29, 2018.

Interest Payment Record Dates:	In the case of the 2020 FRN Notes, March 8, June 8, September 8 and December 8 of each year.

In the case of the 2021 FRN Notes, March 8, June 8, September 8 and December 8 of each year.

In the case of the 2020 Fixed Rate Notes, June 8 and December 8 of each year.

In the case of the 2021 Fixed Rate Notes, June 8 and December 8 of each year.

In the case of the 2023 Notes, June 11 and December 11 of each year.

In the case of the 2025 Notes, June 11 and December 11 of each year.

In the case of the 2028 Notes, June 11 and December 11 of each year.

In the case of the 2038 Notes, June 13 and December 13 of each year.

In the case of the 2048 Notes, June 14 and December 14 of each year.

Interest Determination Dates:	Quarterly, on the second London business day prior to each Interest Payment Date, except that the initial Interest Determination Date will be June 25, 2018 (2020 FRN Notes)

Quarterly, on the second London business day prior to each Interest Payment Date, except that the initial Interest Determination Date will be June 25, 2018 (2021 FRN Notes)

N/A (2020 Fixed Rate Notes)

N/A (2021 Fixed Rate Notes)

N/A (2023 Notes)

N/A (2025 Notes)

N/A (2028 Notes)

N/A (2038 Notes)

N/A (2048 Notes)

Day Count Convention:	Actual/360 (2020 FRN Notes)

Actual/360 (2021 FRN Notes)

30/360 (2020 Fixed Rate Notes)

30/360 (2021 Fixed Rate Notes)

30/360 (2023 Notes)

30/360 (2025 Notes)

30/360 (2028 Notes)

30/360 (2038 Notes)

30/360 (2048 Notes)

Optional Redemption Provisions:	There are no optional redemption provisions applicable to the 2020 FRN Notes or the 2021 FRN Notes.

Walmart may redeem the 2020 Fixed Rate Notes at any time prior to their maturity, the 2021 Fixed Rate Notes at any time prior to maturity, the 2023 Notes at any time prior to May 26, 2023, the 2025 Notes at any time prior to April 26, 2025, the 2028 Notes at any time prior to March 26, 2028, the 2038 Notes at any time prior to December 28, 2037 and the 2048 Notes at any time prior to December 29, 2047, in each case, at its option, either as a whole or in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, and

•	the sum of the present values of the Remaining Scheduled Payments, plus accrued and unpaid interest to, but excluding, the redemption date.

In determining the present value of the Remaining Scheduled Payments, Walmart will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Applicable Treasury Rate plus, in the case of the 2020 Fixed Rate Notes, 5 basis points, in the case of the 2021 Fixed Rate Notes, 10 basis points, in the case of the 2023 Notes, 10 basis points, in the case of the 2025 Notes, 12.5 basis points, in the case of the 2028 Notes, 12.5 basis points, in the case of the 2038 Notes, 15 basis points and, in the case of the 2048 Notes, 20 basis points.

The term “Applicable Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue. In determining this rate, Walmart will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The term “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Fixed Rate Notes of a series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issue of corporate debt securities of comparable maturity to the remaining term of the Fixed Rate Notes of such series.

The term “Independent Investment Banker” means each of Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors as may be appointed from time to time by Walmart; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer (a “Primary Treasury Dealer”), Walmart will substitute another Primary Treasury Dealer for such firm.

The term “Comparable Treasury Price” means, with respect to any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the Reference Treasury Dealer Quotations for such redemption date.

The term “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such

Reference Treasury Dealer by 5:00 p.m., New York City time, on the third business day preceding such redemption date.

The term “Reference Treasury Dealer” means each of Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, Walmart will substitute therefor another Primary Treasury Dealer.

The term “Remaining Scheduled Payments” means, with respect to any Fixed Rate Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

The 2023 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after May 26, 2023, at a redemption price equal to 100% of the principal amount of the 2023 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2025 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after April 26, 2025, at a redemption price equal to 100% of the principal amount of the 2025 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2028 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after March 26, 2028, at a redemption price equal to 100% of the principal amount of the 2028 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2038 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after December 28, 2037 at a redemption price equal to 100% of the principal amount of the 2038 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The 2048 Notes will also be redeemable, in whole or in part, at the option of the Company at any time on or after December 29, 2047, at a redemption price equal to 100% of the principal amount of the 2048 Notes being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Any notice of optional redemption must be mailed to each registered holder of the 2023 Notes, the 2025 Notes, the 2028 Notes, the 2038 Notes or the 2048 Notes being redeemed at least 10 days but not more than 60 days prior to the redemption date.

Special Mandatory Redemption:	If (i) Walmart’s acquisition (the “Flipkart Acquisition”) of preference shares and ordinary shares in Flipkart Private Limited (“Flipkart”) pursuant to the Share Issuance and Acquisition Agreement with Flipkart and the Share Purchase Agreement with certain shareholders of Flipkart (together, the “Flipkart Agreements”) has not been consummated on or prior to June 7, 2019 (the “Outside Date”), (ii) the Flipkart Agreements are terminated on or prior to the Outside Date, or (iii) Walmart otherwise publicly announces on or prior to the Outside Date that the Flipkart Acquisition will not be consummated, then Walmart will be required to redeem all of the outstanding 2021 FRN Notes, 2021 Fixed Rate Notes, 2023 Notes, 2028 Notes and 2038 Notes (such Notes collectively, the “Special Mandatory Redemption Notes”) on the special mandatory redemption date at a special mandatory redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes of each series, plus any accrued and unpaid interest to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the 20th day (or if such day is not a business day, the first business day thereafter) after the earliest to occur of (i) the Outside Date, if the Flipkart Acquisition has not been consummated on or prior thereto, (ii) the date of termination of the Flipkart Agreements, or (iii) the date of public announcement by the Company that the Flipkart Acquisition will not be consummated.

None of the 2020 FRN Notes, the 2020 Fixed Rate Notes, the 2025 Notes or the 2048 Notes will be subject to special mandatory redemption, and the Notes of each such series will remain outstanding even if Walmart does not consummate the Flipkart Acquisition.

Sinking Fund Provisions:	None

Payment of Additional Amounts:	Not applicable

Legal Format:	SEC registered

Net Proceeds to Walmart (after underwriting

    discounts and commissions and before

offering expenses):	$ 748,500,000 (2020 FRN Notes)

$   748,125,000     (2021 FRN Notes)

$1,247,112,500     (2020 Fixed Rate Notes)

$1,745,537,500     (2021 Fixed Rate Notes)

$2,739,632,500     (2023 Notes)

$1,489,680,000     (2025 Notes)

$2,729,210,000     (2028 Notes)

$1,473,195,000     (2038 Notes)

$2,934,720,000     (2048 Notes)

Settlement Date:	T+5; June 27, 2018

Joint Book-Running Managers:	Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Wells Fargo Securities, LLC

Selling Restrictions:	European Economic Area, United Kingdom, Canada, Hong Kong, Japan, Singapore and Switzerland

CUSIP:	931142 EF6 (2020 FRN Notes)

931142 EH2 (2021 FRN Notes)

931142 EG4 (2020 Fixed Rate Notes)

931142 EJ8 (2021 Fixed Rate Notes)

931142 EK5 (2023 Notes)

931142 ED1 (2025 Notes)

931142 EE9 (2028 Notes)

931142 EB5 (2038 Notes)

931142 EC3 (2048 Notes)

ISIN:	US931142EF61 (2020 FRN Notes)

US931142EH28 (2021 FRN Notes)

US931142EG45 (2020 Fixed Rate Notes)

US931142EJ83 (2021 Fixed Rate Notes)

US931142EK56 (2023 Notes)

US931142ED14 (2025 Notes)

US931142EE96 (2028 Notes)

US931142EB57 (2038 Notes)

US931142EC31 (2048 Notes)

Ratings:	Ratings for Walmart’s long-term debt securities: S&P, AA; Moody’s, Aa2; and Fitch, AA.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

The offer and sale of the Notes to which this final term sheet relates have been registered by Walmart Inc. by means of a registration statement on Form S-3 (SEC File No. 333-221941).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering in the United States to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering in the United States. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 1-212-834-4533.